Exhibit 10.64

SURVIVAL PERIOD TERMINATION AGREEMENT

THIS SURVIVAL PERIOD TERMINATION AGREEMENT (this “Agreement”) is entered into and effective as of this 22nd day of May, 2014, by and between CIG Wireless Corp., a corporation incorporated in the State of Nevada (the “Company”) and Macquarie Capital (USA) Inc. (“Macquarie”).

WHEREAS, the Company and Macquarie have previously entered into a letter agreement, dated March 5, 2013 (the “Letter Agreement”), which provided for, among other things, the Company’s engagement of Macquarie to act as exclusive financial advisor and sole placement agent to the Company, on the terms and conditions described therein;

WHEREAS, pursuant to Section 6 of the Letter Agreement, the Company terminated the Letter Agreement by written notice to Macquarie on February 18, 2014 (the “Termination Notice”) which was effective as of the date thereof, provided, however, that Section 6 of the Letter Agreement provides for the survival and continuing effectiveness of certain provisions, including, without limitation, various covenants and fee payment obligations following the Termination Notice (collectively, the “Surviving Provisions”); and

WHEREAS, notwithstanding the express terms of the Letter Agreement, the Company and Macquarie have determined that it is in their mutual best interest to terminate, as of the date hereof, the Surviving Provisions, other than the first paragraph of the Letter Agreement, Sections 7 and 8 of the Letter Agreement, and Attachment A to the Letter Agreement (collectively, the “Excluded Provisions”), which Excluded Provisions shall survive in accordance with the terms of the Letter Agreement. For purposes hereof, the Surviving Provisions, other than the Excluded Provisions, are referred to herein as the “Terminated Surviving Provisions”.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged as adequate in all respects, the parties hereto agree as follows:

1. Termination of the Terminated Surviving Provisions.

(a) Termination. Notwithstanding the express terms of the Letter Agreement, effective as of the date hereof, the Company and Macquarie hereby jointly, definitively and irrevocably terminate the Terminated Surviving Provisions.

(b) Acknowledgment. Macquarie acknowledges and agrees that, except in connection with the Contingent Rights (as defined below), the Excluded Provisions, and the Cash Payment, (i) any and all of Macquarie’s rights to payments and other obligations and liabilities of the Company related to or arising under the Letter Agreement, have been fully satisfied by the Company, (ii) effective as of the date hereof, such rights and other obligations and liabilities are hereby terminated in their entirety without further survival of any nature or kind, and (iii) all Terminated Surviving Provisions are hereby deemed irrevocably null and void for all purposes.

2. Consideration for Termination of the Terminated Surviving Provisions.

(a) The following terms shall have the meanings set forth below for purposes of this Agreement:

“Financial Advisor” shall mean, as applicable, any underwriter, initial purchaser, arranger, placement agent, dealer manager or other financial advisor of the Company.

“Securities” shall mean any securities of the Company, including, but not limited to, debt, equity, preferred and other hybrid equity securities or equity linked securities.

“Transaction” shall mean any: (1) offering or placement of Securities; (2) loan or other credit transaction; (3) restructuring (through a recapitalization, extraordinary dividend, stock repurchase, spin-off, joint venture or otherwise); (4) disposition of substantially all of the Company’s assets or voting Securities; (5) debt or equity financing or any refinancing of any portion of any financing; (6) tender offer, exchange offer, repurchase of any Securities, consent solicitation, or similar transaction; or (7) acquisition or disposition of a business or assets other than as described in clause (4) above.

(b) In consideration for the termination of any and all Terminated Surviving Provisions under the Letter Agreement, Macquarie shall have the following rights and shall be entitled to receive the following fees and expenses, as applicable (collectively, the “Contingent Rights”):

(i) effective as of the date hereof through and including August 31, 2015, subject to the terms and conditions of this Agreement and the exclusions set forth on Exhibit A, if both (x) the Company elects to pursue, evaluate or consummate any Transaction AND (y) in connection with such Transaction, desires to engage a Financial Advisor (in the case of a Transaction described in clause (7) of the definition thereof, only if such Financial Advisor is an investment bank ranking among the top twenty-five financial advisors in the Thomson Reuters League Tables (or successor thereto) for worldwide M&A for the most recently completed calendar year), the Company may offer to engage Macquarie Capital to act as a Financial Advisor with respect to such Transaction, in such capacity and to the extent (whether joint, exclusive or otherwise) determined by the Company, in its sole and absolute discretion. Macquarie understands that with respect to any Transaction, the Company may, in its sole and absolute discretion, appoint one or more additional Financial Advisors to act jointly (either in a lead, joint or secondary capacity) with Macquarie or exclusively on behalf of the Company in connection therewith;

(ii) if Macquarie is engaged as a Financial Advisor pursuant to clause (i) above, subject to the terms and conditions of this Agreement, Macquarie shall provide services that are customary for engagements of the type of the subject Transaction at such time, as and to the extent reasonably requested by the Company; and

(iii) subject to clause (iv) below, any engagement of Macquarie pursuant to clause (i) above shall become a commitment by Macquarie to assume such engagement only if such engagement is set forth and agreed to by Macquarie in writing in a separate agreement, which shall contain the terms and conditions of the engagement (including, as applicable, representations, warranties, covenants, conditions, indemnities and fees) that are customary for engagements of the type of the subject Transaction at such time, as shall be mutually agreed to by the parties; it being understood that the fees, terms and conditions set forth in the Letter Agreement are not precedential or agreed-upon as customary for purposes of this Section 2;

(iv) if (x) the Company engages Macquarie and at least one other Financial Advisor in connection with a Transaction, or (y) the Company declines to engage Macquarie in connection with a Transaction (unless due to Disqualifying Circumstances, as defined below) but engages one or more other Financial Advisors in connection with such Transaction, then, in each such case, the sole and exclusive fee payable to Macquarie in connection with its engagement for such Transaction shall be a cash fee equal to fifty percent (50%) of the aggregate fees, discounts or commissions payable by the Company to such other Financial Advisor(s) in such Transaction, , which such fees, discounts and commissions shall be negotiated and agreed to between the Company, in its sole and absolute discretion, and such other Financial Advisor(s);

(v) notwithstanding the foregoing, the parties agree and acknowledge that, with respect to a given Transaction: (1) the Company may elect, in its sole and absolute discretion, to independently pursue, evaluate or consummate any such Transaction without the engagement of any Financial Advisor; (2) if the Company seeks to engage Macquarie in accordance with clause (i) above, Macquarie may decline, in its sole and absolute discretion, any such engagement; and (3) the Company shall have no obligation to offer to engage Macquarie, and Macquarie shall not accept any engagement by the Company, where Macquarie is (A) conflicted from accepting such engagement under any law, rule, regulation or internal or external policy (the determination of whether such conflict exists to be determined by Macquarie in its reasonable good faith discretion), (B) entitled to any fee, consideration or other compensation from another party to such Transaction, (C) representing another party to such Transaction, (D) affiliated with a party to such Transaction, or (E) is otherwise prohibited from accepting such engagement (each of the circumstances described in this clause (3), “Disqualifying Circumstances”), and in each such case, Macquarie shall have no rights or obligations of any nature or kind or entitlement to any fee, consideration or expense reimbursement, in connection with such Transaction; and

(vi) upon the next sale of shares of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock to Fir Tree, Inc. (or any of its affiliates, affiliated funds, or funds under management) pursuant to the terms of that certain Securities Purchase Agreement, dated August 1, 2013, by and among the Company, on the one hand, and Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC, on the other hand (such purchase and sale transaction, the “FT Financing”), Macquarie shall, as full and final payment and satisfaction (together with the other rights in this Section 2(b)) with respect to the FT Financing and all prior issuances to Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC, be entitled to a non-refundable fixed fee of $500,000, which fee shall be due and payable, in immediately available funds, by wire transfer to an account designated by Macquarie for such purpose, upon the closing of the FT Financing (the “Cash Payment”); provided, however, that notwithstanding anything to the contrary contained in this Agreement, if for any reason the FT Financing has not been consummated on or prior to August 31, 2014, this Agreement shall be of no force and effect and shall be deemed null and void ab initio.

(b) Other than with respect to the Contingent Rights, the Excluded Provisions and the Cash Payment, Macquarie shall not receive, nor shall it be entitled to receive, any compensation, fees, payments, or consideration (whether in respect of events occurring prior to or after the date hereof), or rights of exclusivity or obligations of performance by the Company of any nature or kind related to the Letter Agreement in respect of the Terminated Surviving Provisions on or after the date hereof.

4. No Transfer of Rights. Macquarie represents and warrants to the Company that prior to the date hereof, Macquarie has not assigned, transferred, or attempted to assign or transfer, any of its rights or duties under the Letter Agreement or the Terminated Surviving Provisions thereunder.

5. Further Action. The parties hereto shall execute and deliver all further instruments and documents, provide all information and take or forbear from all such action as may be necessary or desirable to accomplish the purposes of this Agreement.

6. Construction. All titles and captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement. A business day is any day the New York Stock Exchange is open for business.

7. Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon either party hereto or any other person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable courier delivery service, or by e-mail or facsimile (which if by e-mail or facsimile shall be confirmed by acknowledgment of receipt), and shall be deemed to be given for purposes of this Agreement on the day that such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this section. All notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at the respective address of each such party as set forth on the signature page hereto. The change of such party’s address may be made only by notice in accordance with the foregoing modes of delivery.

8. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

9. Successors in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written content of the other party. Subject to the preceding sentence, all rights of the parties under this Agreement shall be final, binding and conclusive upon their respective successors and permitted assigns.

10. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Each signature page to this Agreement may be delivered via facsimile or scanned “PDF” each of which shall be an original for all purposes.

11. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes and preempts all prior agreements, understandings, or representations by or between the parties, whether written or oral, including the Letter Agreement (except with respect to the Excluded Provisions). This Agreement cannot be modified, altered or amended except by a writing signed by all the parties hereto. No waiver by either party hereto of any provision or condition of this Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any other provision or condition at the same or any prior or subsequent time. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than either party hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. The parties hereby (a) irrevocably consent to personal jurisdiction in the Supreme Court of the State of New York in New York County, Commercial Part, or any Federal court sitting in the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the agreements or transactions referred to herein or contemplated hereby, which is brought by or against such party, (b) waives any objection to venue with respect thereto, and (c) agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, and that such courts shall have jurisdiction over any claims arising out of or relating to this Agreement or such agreements or transactions, and agrees not to commence any suit, action or proceeding arising out of or relating to this Agreement except in such courts. The parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth on the signature page hereto, such service to become effective ten (10) days after such mailing. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS LETTER AGREEMENT OR CONDUCT IN CONNECTION WITH THIS AGREEMENT IS HEREBY WAIVED BY EACH PARTY HERETO.

13. Interpretation. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each having the benefit of advice from their own respective independent legal counsel. Each and every provision of this Agreement shall be construed as though all parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement which shall have full force and effect as of the date first set forth above.

CIG Wireless Corp.

By:		/s/ Paul McGinn
	Name:	Paul McGinn
	Title:	Chief Executive Officer
	Address:	Five Concourse Parkway, Suite 3100
Atlanta, Georgia 30328
e-mail: pmcginn@cigwireless.com

Macquarie Capital (USA) Inc.

By:		/s/ Sean Fitzgerald
	Name:	Sean Fitzgerald
	Title:	Managing Director
	Address:	125 West 55th Street
New York, NY 10019
e-mail: sean.fitzgerald@macquarie.com
fax: (212) 231-1717

By:		/s/ Fehmi Zeko
	Name:	Fehmi Zeko
	Title:	Senior Managing Director
	Address:	125 West 55th Street
New York, NY 10019
fax: (212) 231-1717

[Signature Page to Survival Period Termination Agreement]

Exhibit A

Exclusions from Engagement

Macquarie acknowledges and agrees that certain financial arrangement have previously been entered into by the Company and the following matters are therefore expressly excluded from the scope of engagement of Macquarie:

1.	The issuance of any and all Series B 6% 2012 Convertible Redeemable Preferred Stock and the issuance of any and all shares of Company Common Stock upon conversion thereof.

2.	The issuance of any and all Securities upon conversion of any or all preferred Class A Membership Interests of Communications Infrastructure Group, LLC; Class A-IT2, Class A-IT5 and Class A-IT9, issued to Compartment IT2, LP, Compartment IT5, LP and Compartment IT9, LP, respectively.

3.	The issuance of any and all Securities in connection with the acquisition by the Company or any of its subsidiaries of assets from Compartment IT6, LP, Compartment IT8, LP and their respective affiliates.

4.	The issuance of Securities to any and all European-based investors introduced to the Company by or through ENEX Capital Partners AG, ENEX Group Management SA, or CRG Finance, SA, or any of their respective affiliates.

5.	The issuance of any and all Securities to any investors shown below introduced to the Company by or through Reva Capital Markets, LLC 230 Park Ave 10th Floor, New York, NY 10169:

•	Ascend Global Investments
•	Meritage Group
•	Fisher Brothers Holding
•	Island Management
•	LBCW
•	Mantucket Capital
•	Fremont Group
•	Grupo Ponte
•	H2 Capital
•	Boathouse Capital
•	Modern Holdings
•	Alt Point Capital

6.	The issuance of any and all Securities to Fir Tree, Inc. or any of its affiliates, affiliated funds, or funds under management, either pursuant to any Transaction entered into exclusively with such investors or as part of a larger Transaction.

7.	Any transaction relating to, contemplated by, described in, or arising under that certain Purchase and Sale Agreement, dated as of May 3, 2013, by and between the Company and Liberty Towers, LLC, as amended, supplemented or otherwise modified from time to time, or the documents executed and delivered in connection therewith.

For purposes of clarity, neither the Company nor any of its subsidiaries or affiliates shall be required to pay any commissions or compensation of any nature or kind to Macquarie related to any or all of the foregoing seven (7) exclusions from the scope of the Agreement.